Exhibit 99
Wendy’s International, Inc. announces 2005 results
Revenues increased 4.1% to $3.8 billion
Net income was $224.1 million and $1.92 per share
     DUBLIN, Ohio (February 3, 2006) – Wendy’s International, Inc. (NYSE: WEN) today announced its financial results for the full year 2005 and for the fourth quarter ended January 1, 2006.
2005 Full-Year Results
■	Total revenues increased 4.1% to a record $3.8 billion.

■	The Company and its franchisees opened a total of 417 new restaurants during the year. The openings consisted of 211 Wendy’s®, 187 Tim Hortons® and 19 Baja Fresh® Mexican Grill restaurants.

■	Same-store sales were very strong at Tim Hortons, but declined at Wendy’s and Baja Fresh.
     The Company’s 2005 full-year pretax income was $338.1 million, net income was $224.1 million and reported diluted earnings per share (EPS) were $1.92. These results compare to 2004 full-year pretax income of $184.1 million, net income of $52.0 million, and reported EPS of $0.45. The 2004 results include the impact of a $190.0 million pretax goodwill impairment charge at Baja Fresh, a $21.7 million pretax charge for market impairments and store closings at Baja Fresh and a non-cash pretax charge of $9.1 million for a lease accounting correction.
     The 2005 results included the positive impact of:
■	A $62.7 million pretax gain from the sale of 171 Wendy’s real estate properties during the year. A plan for these asset sales was announced as part of the Company’s strategic initiatives in July 2005.

■	A stronger Canadian currency ($1.21 in 2005 vs. $1.30 in 2004), which benefited pretax income by approximately $26 million compared to 2004.
     The 2005 results included the negative impact of:
■	$55.4 million in pretax charges for the closure of certain Wendy’s, Baja Fresh and Tim Hortons U.S. restaurants, as well as the impairment of fixed assets in certain Tim Hortons, Wendy’s and Cafe Express™ markets.

■	$36.1 million in pretax goodwill impairment charges at Tim Hortons and Cafe Express.

■	A $16.2 million increase in pretax equity compensation expense, including expense for the accelerated vesting of stock options and incremental restricted stock expense.

■	An 11.6% increase in annual beef costs ($1.47 per pound in 2005 vs. $1.32 per pound in 2004) which negatively impacted Wendy’s U.S. pretax income by approximately $12 million compared to a year ago.
     In 2005, general and administrative (G&A) expenses as a percentage of revenue were 8.5%, compared to 7.8% a year ago. G&A expenses for 2005 included $16.2 million in incremental pretax expense for the accelerated vesting of stock options and for restricted stock grants, as well as $5.2 million in pretax expenses related to the initial public offering of Tim Hortons. These expenses were partly offset by an $8.0 million year-over-year pretax reduction in management performance-based incentive compensation.
     The Company’s 2005 operating income (pretax income excluding interest income and expense) was $377.2 million, compared to $226.6 million a year ago, and its operating margin (operating income divided by revenues) was 10.0% compared to 6.2% a year ago.
Management focused on improving performance
     Chairman and CEO Jack Schuessler said, “While we are disappointed with certain financial results in 2005, we made substantial progress on many initiatives to improve our operating performance and enhance value for all our stakeholders. Our entire management team is focused on delivering improved results in 2006.
     “At Wendy’s, our same-store sales decreased for the first time in 18 years, due in part to competitive convergence and a consumer fraud incident that negatively impacted our sales. Despite the challenges we faced in 2005, our company store average unit volumes remain among the highest in the industry at more than $1.35 million, and we are taking significant steps to improve the brand’s performance. We closed more than 40 underperforming Wendy’s restaurants and sold 171 Wendy’s real estate properties during the second half of the year.
     “We also have new initiatives under way in Marketing, R&D, and Operations to drive sales, improve efficiencies and increase profit margins, and will provide further details on these at our Analyst and Investor Meeting on Monday, February 6,” said Schuessler.
     “Tim Hortons delivered another outstanding year, increasing revenues to $1.2 billion, up 19.0% compared to 2004,” said Schuessler. “The primary factors in the revenue increase were same-store sales increases of 5.2% in Canada and 7.0% in the United States; the development of 187 new restaurants, including 149 in Canada and 38 in the United States; and the strengthening of the Canadian dollar.”
     “The IPO for Tim Hortons is on track for late March. We filed an amended registration statement with the Securities and Exchange Commission on January 19.”
Company repurchased 2 million shares, raised dividend 25% in 2005
     In July, the Company’s Board of Directors authorized an additional $1 billion in share repurchases and a 25% increase in the Company’s annual dividend rate.
     In August 2005, the Company repurchased 2 million shares for $98 million in an Accelerated Share Repurchase (ASR) transaction. In January 2006, the Company acquired an additional 3.75 million shares for $207 million in an ASR transaction. Both

ASRs were subject to certain provisions that established a floor and a ceiling for the average share price in the Company’s agreement with its broker-dealer, who executed the repurchase transactions. The total remaining authorization for share repurchases is about $900 million.
     The Company’s annual dividend rate increased from $0.54 to $0.68, beginning with the dividend paid on November 21, 2005. The Company during 2005 increased its targeted dividend payout ratio to a range of 23% to 27%, up from its previous range of 18% to 22%.
     The Company will pay its next quarterly dividend of $0.17 per share on February 28, 2006, to shareholders of record as of February 13. It will be the Company’s 112th consecutive dividend payment.
     “Over the last five years, the Company has returned more than $1 billion to shareholders in the form of dividends and share repurchases,” said Chief Financial Officer Kerrii Anderson.
2005 Fourth-Quarter Results
■	Total revenues were $977 million in the fourth quarter of 2005 compared to $978 million in the fourth quarter of 2004.

■	The Company and its franchisees opened a total of 170 new restaurants during the quarter. The openings consisted of 74 Wendy’s, 93 Tim Hortons and 3 Baja Fresh Mexican Grill restaurants.

■	Same-store sales were very strong at Tim Hortons, but declined at Wendy’s and Baja Fresh.
     The Company’s 2005 fourth-quarter pretax income was $45.0 million, net income was $30.0 million and reported diluted EPS were $0.25. These results compare to a 2004 fourth-quarter pretax loss of $120.6 million, a net loss of $141.4 million and a reported loss per share of $1.25. The 2004 fourth-quarter reported results included a $190.0 million pretax charge for goodwill impairment at Baja Fresh, a $21.7 million pretax charge for market impairments and store closings at Baja Fresh and a non-cash charge of $9.1 million for a lease accounting correction.
     The 2005 fourth quarter results included the positive impact of:
■	$60.9 million pretax from the sale of 166 Wendy’s real estate properties during the quarter. A plan for these asset sales was announced as part of the Company’s strategic initiatives in July 2005.
     The 2005 fourth quarter results included the negative impact of:
■	$55.4 million in pretax charges for the closure of certain Wendy’s, Baja Fresh and Tim Hortons U.S. restaurants, as well as the impairment of fixed assets in certain Tim Hortons, Wendy’s and Cafe Express markets.

■	$36.1 million in pretax goodwill impairment charges at Tim Hortons and Cafe Express.

■	$3.2 million in pretax expenses and consulting fees related to the initial public offering of Tim Hortons.

■	$8.1 million in incremental pretax equity compensation expense, including expense for the accelerated vesting of stock options and incremental restricted stock expense.

Management to host investor meeting on February 6, 2006
     Management will host a meeting for the investment community at 9 a.m. on Monday, February 6, 2006. Chairman and Chief Executive Officer Jack Schuessler, Chief Financial Officer Kerrii Anderson, Chief Marketing Officer Ian Rowden, and Senior Vice President of Investor Relations and Financial Communications John Barker will represent the Company at the meeting. The Company plans to discuss its strategic initiatives, 2005 results and 2006 outlook.
     The dial-in number for the conference call is (877) 572-6014 (domestic) or (706) 679-4852 (international). No need to register in advance. A simultaneous webcast will also be available at www.wendys-invest.com. The call will be archived on the site.
Tim Hortons IPO statement
     A registration statement relating to Tim Hortons Inc. securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective.
Full-Year 2005 Same-Store Sales Summary

SAME-STORE SALES	2005	2004
Wendy’s U.S. Company	-3.7%	2.9%
Wendy’s U.S. Franchise	-3.1%	1.8%
Tim Hortons Canada	5.2%	7.4%
Tim Hortons U.S.	7.0%	9.8%
Baja Fresh System	-3.7%	-6.3%
Wendy’s International, Inc. overview
     Wendy’s International, Inc. is one of the world’s largest restaurant operating and franchising companies with more than 9,900 total restaurants and quality brands – Wendy’s Old Fashioned Hamburgers®, Tim Hortons and Baja Fresh Mexican Grill. The Company also has investments in two additional quality brands – Cafe Express and Pasta Pomodoro®. More information about the Company is available at www.wendys-invest.com.
Cafe Express is a trademark of Cafe Express, LLC
Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.
CONTACTS:
John Barker: (614) 764-3044 or john_barker@wendys.com
David Poplar (614) 764-3547 or david_poplar@wendys.com

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.
Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:
Tim Hortons IPO. A Form S-1 registration statement has been filed with the Securities and Exchange Commission as part of the Company’s strategic initiative to sell 15-18% of Tim Hortons in an initial public offering (“IPO”); however, the registration statement has not yet become effective. Changes in Tim Hortons’ business results or market conditions, as well as other factors, could affect the decision to proceed with the IPO. In addition, numerous risks to the Company are inherent in the contemplated IPO. For example, the Company cannot predict the price or demand for the common shares to be sold, and the Company cannot make any assurance of the successful completion of the IPO. Among other things, these factors may affect the aggregate proceeds that the Company may receive in the IPO. During the registration process, the Company will devote resources to completing the IPO, which may divert the attention of the Company and its management team from the operation of its business. Similarly, the Company expects to incur costs of counsel, accountants, underwriters and other advisors during the IPO. The Company may not achieve the operational and financial efficiencies anticipated as part of the IPO.
Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.
Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.
Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.
Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans. The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.
The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.
International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.
Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.
Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.
Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.
Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Fourth Quarter Ended
	01/01/2006	01/02/2005	$ Change	% Change
REVENUES
Retail sales	$763,931	$777,657	($13,726)	-1.8%
Franchise revenues	213,407	200,098	13,309	6.7%

TOTAL REVENUES	977,338	977,755	(417)	0.0%

COSTS & EXPENSES
Cost of sales	511,912	514,852	(2,940)	-0.6%
Company restaurant operating costs	169,622	184,666	(15,044)	-8.1%
Operating costs	55,078	60,011	(4,933)	-8.2%
Depreciation of property & equipment	50,097	42,461	7,636	18.0%
General & administrative expenses	98,750	73,763	24,987	33.9%
Goodwill impairment	36,141	190,000	(153,859)	-81.0%
Other (income) expense	2,346	22,046	(19,700)	-89.4%

TOTAL COSTS & EXPENSES	923,946	1,087,799	(163,853)	-15.1%

OPERATING INCOME	53,392	(110,044)	163,436	n/m

Interest expense	(11,294)	(11,971)	(677)	-5.7%
Interest income	2,855	1,396	1,459	104.5%

PRETAX INCOME	44,953	(120,619)	165,572	n/m

INCOME TAXES	14,990	20,819	(5,829)	-28.0%

NET INCOME	$29,963	($141,438)	$171,401	n/m

Diluted earnings per common share	$0.25	($1.25)	$1.50	n/m

Diluted shares	118,398	113,442	4,956	4.4%

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Year-to-Date Ended
	01/01/2006	01/02/2005	$ Change	% Change
REVENUES
Retail sales	$3,028,414	$2,935,899	$92,515	3.2%
Franchise revenues	754,733	699,539	55,194	7.9%

TOTAL REVENUES	3,783,147	3,635,438	147,709	4.1%

COSTS & EXPENSES
Cost of sales	2,003,804	1,900,635	103,169	5.4%
Company restaurant operating costs	682,505	668,948	13,557	2.0%
Operating costs	171,919	168,492	3,427	2.0%
Depreciation of property & equipment	199,680	178,394	21,286	11.9%
General & administrative expenses	321,518	283,721	37,797	13.3%
Goodwill impairment	36,141	190,000	(153,859)	-81.0%
Other (income) expense	(9,603)	18,644	(28,247)	n/m

TOTAL COSTS & EXPENSES	3,405,964	3,408,834	(2,870)	-0.1%

OPERATING INCOME	377,183	226,604	150,579	66.5%

Interest expense	(46,405)	(46,950)	(545)	-1.2%
Interest income	7,286	4,409	2,877	65.3%

PRETAX INCOME	338,064	184,063	154,001	83.7%

INCOME TAXES	113,997	132,028	(18,031)	-13.7%

NET INCOME	$224,067	$52,035	$172,032	330.6%

Diluted earnings per common share	$1.92	$0.45	$1.47	326.4%

Diluted shares	116,819	115,685	1,134	1.0%

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	January 1,	January 2,
	2006	2005
	(Unaudited)
	(Dollars in thousands)
ASSETS

Current assets
Cash and cash equivalents	$393,241	$176,749
Accounts receivable, net	138,999	127,158
Notes receivable, net	11,746	11,626
Deferred income taxes	29,043	27,280
Inventories and other	62,868	56,010
Advertising fund restricted assets	53,866	60,021
Assets held for disposition	66,803	0

	756,566	458,844

Property and equipment	3,421,353	3,362,158
Accumulated depreciation	(1,095,465)	(1,012,338)

	2,325,888	2,349,820

Notes receivable, net	14,796	12,652

Goodwill	128,808	166,998

Deferred income taxes	6,623	6,772

Intangible assets, net	41,757	41,787

Other assets	165,880	160,671

	$3,440,318	$3,197,544

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	January 1,	January 2,
	2006	2005
	(Unaudited)
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$188,481	$197,247
Accrued expenses:
Salaries and wages	51,184	46,971
Taxes	116,920	108,025
Insurance	58,147	53,160
Other	90,263	92,838
Advertising fund restricted liabilities	68,929	60,021
Current portion of long-term obligations	9,428	130,125

	583,352	688,387

Long-term obligations
Term debt	559,097	538,055
Capital leases	56,736	55,552

	615,833	593,607

Deferred income taxes	78,206	109,674
Other long-term liabilities	104,338	90,187

Commitments and contingencies

Shareholders’ equity
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share, Authorized: 200,000,000 shares, Issued: 125,490,000 and 118,090,000 shares, respectively	12,549	11,809
Capital in excess of stated value	405,588	111,286
Retained earnings	1,858,743	1,700,813
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	115,252	102,950
Pension liability	(1,096)	(913)

	2,391,036	1,925,945

Treasury stock, at cost:
7,681,000 and 5,681,000 shares, respectively	(294,669)	(195,124)
Unearned compensation — restricted stock	(37,778)	(15,132)

	2,058,589	1,715,689

	$3,440,318	$3,197,544

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
REVENUES BY SEGMENT

					Increase (Decrease)
	Fourth Quarter Ended				From Prior Year
		% of		% of
(in thousands):	January 1, 2006	Total	January 2, 2005	Total	Dollars	Percentage
Retail Sales
Wendy’s	$501,661	65.7%	$543,429	69.9%	$(41,768)	-7.7%
Tim Hortons	217,189	28.4%	183,772	23.6%	33,417	18.2%
Developing Brands*	45,081	5.9%	50,456	6.5%	(5,375)	-10.7%

	$763,931	100.0%	$777,657	100.0%	$(13,726)	-1.8%

Franchise Revenues
Wendy’s	$87,269	40.9%	$79,079	39.5%	$8,190	10.4%
Tim Hortons	124,421	58.3%	119,155	59.6%	5,266	4.4%
Developing Brands*	1,717	0.8%	1,864	0.9%	(147)	-7.9%

	$213,407	100.0%	$200,098	100.0%	$13,309	6.7%

Total Revenues
Wendy’s	$588,930	60.3%	$622,508	63.7%	$(33,578)	-5.4%
Tim Hortons	341,610	34.9%	302,927	31.0%	38,683	12.8%
Developing Brands*	46,798	4.8%	52,320	5.3%	(5,522)	-10.6%

	$977,338	100.0%	$977,755	100.0%	$(417)	0.0%

*	Developing Brands include Baja Fresh and Cafe Express.

					Increase (Decrease)
	Year-to-Date Ended				From Prior Year
		% of		% of
(in thousands):	January 1, 2006	Total	January 2, 2005	Total	Dollars	Percentage
Retail Sales
Wendy’s	$2,076,739	68.6%	$2,124,973	72.4%	$(48,234)	-2.3%
Tim Hortons	755,544	24.9%	613,050	20.9%	142,494	23.2%
Developing Brands*	196,131	6.5%	197,876	6.7%	(1,745)	-0.9%

	$3,028,414	100.0%	$2,935,899	100.0%	$92,515	3.2%

Franchise Revenues
Wendy’s	$317,052	42.0%	$308,128	44.0%	$8,924	2.9%
Tim Hortons	429,721	56.9%	382,588	54.7%	47,133	12.3%
Developing Brands*	7,960	1.1%	8,823	1.3%	(863)	-9.8%

	$754,733	100.0%	$699,539	100.0%	$55,194	7.9%

Total Revenues
Wendy’s	$2,393,791	63.3%	$2,433,101	66.9%	$(39,310)	-1.6%
Tim Hortons	1,185,265	31.3%	995,638	27.4%	189,627	19.0%
Developing Brands*	204,091	5.4%	206,699	5.7%	(2,608)	-1.3%

	$3,783,147	100.0%	$3,635,438	100.0%	$147,709	4.1%

*	Developing Brands include Baja Fresh and Cafe Express.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
OPERATING INCOME BY SEGMENT

	Fourth Quarter Ended				Change
		% of		% of
(in thousands):	January 1, 2006	Revenues	January 2, 2005	Revenues	Dollars	Percentage
Operating Income (Loss)
Wendy’s	$68,287	11.6%	$63,244	10.2%	$5,043	8.0%
Tim Hortons	60,687	17.8%	66,154	21.8%	(5,467)	-8.3%
Developing Brands*	(15,001)	-32.1%	(29,261)	-55.9%	14,260	48.7%

Segment operating income	113,973	11.7%	100,137	10.2%	13,836	13.8%
Corporate charges**	(24,440)	-2.5%	(20,181)	-2.1%	(4,259)	-21.1%
Goodwill impairment	(36,141)	n/m	(190,000)	n/m	153,859	n/m

Operating income	$53,392	5.5%	$(110,044)	-11.3%	$163,436	n/m

*	Developing Brands include Baja Fresh and Cafe Express.

**	Corporate charges include certain overhead costs which are not allocated to individual segments.

n/m — not meaningful.

	Year-to-Date Ended				Change
		% of		% of
(in thousands):	January 1, 2006	Revenues	January 2, 2005	Revenues	Dollars	Percentage
Operating Income (Loss)
Wendy’s	$224,402	9.4%	$272,362	11.2%	$(47,960)	-17.6%
Tim Hortons	279,302	23.6%	247,485	24.9%	31,817	12.9%
Developing Brands*	(24,261)	-11.9%	(38,347)	-18.6%	14,086	36.7%

Segment operating income	479,443	12.7%	481,500	13.2%	(2,057)	-0.4%
Corporate charges**	(66,119)	-1.7%	(64,896)	-1.8%	(1,223)	-1.9%
Goodwill impairment	(36,141)	n/m	(190,000)	n/m	153,859	n/m

Operating income	$377,183	10.0%	$226,604	6.2%	$150,579	66.5%

*	Developing Brands include Baja Fresh and Cafe Express.

**	Corporate charges include certain overhead costs which are not allocated to individual segments.

n/m — not meaningful.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
RATIOS

	As of	As of
	January 1, 2006	January 2, 2005

Long Term Debt to Equity	30%	35%
Debt to Total Capitalization	23%	30%

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease)
	January 1, 2006	October 2, 2005	From Prior Quarter	January 2, 2005	From Prior Year

Wendy’s
U.S.
Company	1,345	1,351	(6)	1,328	17
Franchise	4,673	4,666	7	4,607	66

	6,018	6,017	1	5,935	83

Canada
Company	152	159	(7)	154	(2)
Franchise	225	226	(1)	230	(5)

	377	385	(8)	384	(7)

Other International
Company	5	5	0	5	0
Franchise	346	343	3	347	(1)

	351	348	3	352	(1)

Total Wendy’s
Company	1,502	1,515	(13)	1,487	15
Franchise	5,244	5,235	9	5,184	60

	6,746	6,750	(4)	6,671	75

Tim Hortons
U.S.
Company	62	65	(3)	67	(5)
Franchise	226	207	19	184	42

	288	272	16	251	37

Canada
Company	33	31	2	31	2
Franchise	2,564	2,498	66	2,439	125

	2,597	2,529	68	2,470	127

Total Tim Hortons
Company	95	96	(1)	98	(3)
Franchise	2,790	2,705	85	2,623	167

	2,885	2,801	84	2,721	164

Baja Fresh
U.S.
Company	142	146	(4)	144	(2)
Franchise	157	156	1	151	6

Total Baja Fresh	299	302	(3)	295	4

Cafe Express
U.S.
Company	19	19	0	19	0

Total Cafe Express	19	19	0	19	0

Total System
Company	1,758	1,776	(18)	1,748	10
Franchise	8,191	8,096	95	7,958	233

	9,949	9,872	77	9,706	243

WENDY’S INTERNATIONAL, INC.
Income Statement Definitions

Retail Sales	Includes sales from company operated restaurants. Also included are the sales to franchisees from Wendy’s bun baking facilities, and sales to franchisees from Tim Hortons’ coffee roaster and distribution warehouses.

Franchise Revenues	Consists primarily of royalties, rental income and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business, and include initial equipment packages for the Hortons’ franchises.

Cost of Sales	Includes food, paper and labor costs for restaurants. Also included are the cost of goods sold to franchisees from Wendy’s bun baking facilities, and Tim Hortons’ coffee roaster and distribution warehouses.

Company Restaurant Operating Costs	Consists of all costs necessary to manage and operate restaurants, except cost of sales and depreciation. These include advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

Operating Costs	Includes rent expense related to properties leased to franchisees, and cost of equipment sold to franchisees as part of the initiation of the franchise business. Training and other costs necessary to ensure a successful Hortons’ franchise opening and costs to operate and maintain the Tim Hortons’ distribution warehouses, Tim Hortons’ coffee roaster and Wendy’s bun baking facilities are also included in operating costs.

General and Administrative Expenses	Costs that cannot be directly related to generating revenue.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. This includes income from the Company’s investments in joint ventures and other minority investments. Expenses include store closures and other asset write-offs.